Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our report, dated February 12, 2020, with respect to the financial statements and financial highlights of AST WEDGE Capital Mid-Cap Value Portfolio and AST Neuberger Berman/LSV Mid-Cap Value Portfolio, each a portfolio of Advanced Series Trust, as of December 31, 2019, and for the respective years presented therein, each incorporated by reference herein. We also consent to the references to our firm under the heading “Financial Highlights” in the prospectus/proxy statement.

New York, New York

October 13, 2020